Kenexa Announces Acquisition of Batrus Hollweg

WAYNE, Pa. – November 14, 2011 – Kenexa (NYSE: KNXA), a leading provider of business solutions for human resources, today announced the acquisition of Batrus Hollweg (BHI). BHI's talent management solutions, particularly in the hospitality sector, along with their extensive research on talent management best practices, will add to the company's existing research and content portfolio.

Founded in 1969 in Frisco, Texas, BHI specializes in talent management solutions that help organizations maximize success through their people. The acquisition of BHI further expands Kenexa's talent management expertise by adding some of the most experienced consultants and researchers in the category, creating one of the strongest talent solutions teams in the industry.

Rudy Karsan, Kenexa's Chief Executive Officer, said, "We're delighted to welcome BHI and their clients to the Kenexa family. BHI's wealth of research and content regarding talent best practice, as well as their assessment solutions, are recognized as some of the top notch content and solutions in our industry today. The combination of Kenexa and BHI will provide the most researched and proven talent solutions content, particularly in the hospitality industry. BHI is a valuable addition to the Kenexa family and our clients will benefit from the strength of its offerings."

BHI's clients will also benefit from Kenexa's award-winning technology offerings and comprehensive solutions for employment branding, recruitment technology, employee assessment, recruitment process outsourcing, performance management, employee surveys and HR analytics.

"Joining with Kenexa is an exciting opportunity for BHI and our clients," said Lewis Hollweg, President, Chief Executive Officer and Chairman of BHI. "Kenexa's business solutions approach to human resources fits perfectly with BHI's consulting and assessment offering. The strength of our combined company broadens significantly the services we can offer to our clients."

About BHI Dallas-based Batrus Hollweg International (BHI) is a leading human capital consulting firm specializing in High Definition Assessment Science™ -- assessing and developing people to drive organizational results. With 39 years of experience, BHI provides companies with objective, quantifiable solutions for: selecting the best talent; minimizing hiring mistakes; growing internal talent; aligning talent competencies with business goals; gauging company climate to identify barriers and leverage points; and filling the succession planning pipeline with more precision.

For more information, please visit www.batrushollweg.com

About Kenexa

Kenexa (NASDAQ:KNXA) helps drive HR and business outcomes through its unique combination of technology, content and services. Enabling organizations to optimize their workforces since 1987, Kenexa’s integrated talent acquisition and talent management solutions have touched the lives of more than 110 million people. Additional information about Kenexa and its global products and services can be accessed at www.kenexa.com. Follow Kenexa on Twitter: @kenexa.

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Contact

MEDIA CONTACT:

Amanda Pritchard Kenexa amanda.pritchard@kenexa.com

INVESTOR CONTACT:
Kori Doherty
ICR
(617) 956-6730
kdoherty@icrinc.com